Exhibit 99.1


                                                           FOR IMMEDIATE RELEASE

CONTACTS:
J. Thomas Parmeter
Chairman
(858) 558-6062
info@ppti.com


PROTEIN POLYMER TECHNOLOGIES SELECTS WILLIAM N. PLAMONDON III AS NEW CHIEF EXECUTIVE OFFICER

        SAN DIEGO, April 11, 2005 -- Protein Polymer Technologies, Inc. (OTC BB:
PPTI) announced today the appointment of William N. Plamondon III as its new Chief Executive Officer. J. Thomas Parmeter, PPTI's former CEO, will remain in his capacity as Chairman of the Board of Directors, and Donald Kaplan, Ph.D. will continue as President and Chief Operating Officer.

        "Bill Plamondon has been an advisor to PPTI for the last seven months and was recently named to the Board of Directors. The addition of Bill to our management team adds a very broad base of business experience to our capabilities. Over the course of his career, Bill has served as CEO for several public and private companies," said J. Thomas Parmeter, PPTI's Chairman. "His skills and insight will add great value to PPTI's future."

        In his leadership roles, Mr. Plamondon has been the CEO of companies exceeding $3 billion of revenue worldwide. He has successfully driven acquisitions and reorganizations, in addition to building and growing businesses in a variety of industries. Bill Plamondon is currently President and CEO of R.I. Heller & Co., LLC, a management consulting firm, and serves on the Board of Directors of several companies, charities and non-profit organizations.

        "I look forward to helping a great team of people with outstanding scientific accomplishments continue to build a great company," Mr. Plamondon said, following the announcement of his new role.

        Protein Polymer Technologies, Inc., is a San Diego-based company focused on developing products to improve medical and surgical outcomes. From its inception in 1988, PPTI has been a pioneer in protein design and synthesis, creating an extensive portfolio of proprietary biomaterials for use in the development of bioactive devices. These genetically engineered biomaterials are high molecular weight proteins, processed into products with physical and biological characteristics tailored to specific clinical performance requirements. Targeted products include urethral bulking agents for the treatment of stress urinary incontinence, dermal augmentation products for cosmetic and reconstructive surgery, surgical adhesives and sealants, scaffolds for wound healing and tissue engineering, and depots for local drug delivery. To date,



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PPTI has been issued twenty-six U.S. Patents on its core technology with corresponding issued and pending patents in key international markets.

        This press release contains forward-looking statements that are based on management's views and expectations. Actual results could differ materially from those expressed here; further, the Company is not obligated to comment specifically on those differences. Risks associated with the Company's activities include raising adequate capital to continue operations, scientific and clinical product development uncertainties, competitive products and approaches, continuing collaborative partnership interest and funding, regulatory testing and approvals, and manufacturing scale-up. The reader is encouraged to refer to the Company's 2004 Annual Report on Form 10-KSB, and other recent filings with the Securities and Exchange Commission, copies of which are available from the Company, to further ascertain the risks associated with the above statements.